Exhibit 10.2

AMENDED AND RESTATED
ADDENDUM TO CREDIT AGREEMENT

THIS AMENDED AND RESTATED ADDENDUM TO CREDIT AGREEMENT (this "Addendum") is dated as of January 27, 2017, by and among (A) FRED'S, INC., a Tennessee corporation ("Parent"); (B) the Subsidiaries of Parent identified on the signature pages hereto and any other Subsidiaries of Parent which may become Borrowers under the Credit Agreement (as defined below) from time to time (together with Parent, each, a "Borrower" and, collectively, "Borrowers"); (C) the Subsidiaries of Parent identified on the signature pages hereto and any other Subsidiaries of Parent which may become Guarantors under the Credit Agreement from time to time (each, a "Guarantor" and, collectively, "Guarantors"); (D) the Lenders from time to time party to the Credit Agreement (each, a "Lender" and, collectively, "Lenders"); (E) REGIONS BANK, an Alabama bank ("Regions"), in its capacity as the Swingline Lender (as defined in the Credit Agreement) and LC Issuer (as defined in the Credit Agreement); and (F) Regions, in its capacity as administrative agent and collateral agent for Lenders, LC Issuer and the other Secured Parties (in such capacity, "Administrative Agent" or "Agent").

RECITALS:

Borrowers, Guarantors, Lenders, Swingline Lender, LC Issuer and Administrative Agent are parties to that certain Credit Agreement, dated as of April 9, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the "Credit Agreement").

Borrowers, Guarantors, Lenders, Swingline Lender, LC Issuer and Administrative Agent are parties to that certain Addendum to Credit Agreement, dated as of April 9, 2015 (as amended, restated, supplemented or otherwise modified from time to time prior to the date hereof, the "Existing Addendum").

Borrowers have requested that Administrative Agent and Lenders amend certain provisions of the Credit Agreement as set forth in that certain Third Amendment to Credit Agreement, dated as of the date hereof (the "Third Amendment").

To induce Administrative Agent and Lenders to enter into the Third Amendment, Borrowers and the other Loan Parties desire to enter into an amendment and restatement of the Existing Addendum and to agree and acknowledge that the Borrowing Base Trigger Event has occurred for all purposes under this Addendum, the Credit Agreement and the other Loan Documents..

NOW, THEREFORE, in consideration of the foregoing premises, and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, each Loan Party, Administrative Agent, each Lender and LC Issuer, each intending to be legally bound, hereby covenant and agree as follows:

Section 1.                          Application of Addendum.  The parties hereto hereby acknowledge and agree that, as of the Third Amendment Effective Date, (a) the Borrowing Base Trigger Event shall be deemed to have occurred and (b) this Addendum shall be deemed incorporated into the Credit Agreement and all terms contained herein shall become applicable.

Section 2.                          Definitions.  Capitalized terms that are not otherwise defined herein shall have the meanings set forth in the Credit Agreement.  As used in this Addendum, the following terms shall have the following meanings:

"Account Control Event" means (a) the occurrence of an Event of Default or (b) at any time of determination, that Excess Availability is less than the greater of (i) twelve and one-half percent (12.5%) of the Commitments and (ii) $28,125,000.

"Account Control Period" means the period beginning on the occurrence of an Account Control Event and ending on the first Business Day on which (a) no Event of Default has existed and (b) Excess Availability has been greater than the greater of (i) twelve and one-half percent (12.5%) of the Commitments and (ii) $28,125,000, in each case for the preceding sixty (60) days.

"Aggregate Revolving Obligations" means, at any time of determination, the sum (without duplication) of (a) the outstanding principal amount of all Revolving Loans plus (b) the outstanding amount of all LC Obligations.

"Applicable Margin" means, subject to the terms of this definition, with respect to any Type of Loan and at any time of determination, the percentage rate per annum set forth in the following table, as determined by reference to Average Excess Availability for the calendar quarter preceding each Determination Date (as defined below), as further described below:

Level	Average Excess Availability	Revolving Loans
		Base Rate	LIR	LIBOR
I	Greater than 66⅔% of the Maximum Credit	0.75%	1.75%	1.75%
II	Less than or equal to 66⅔% of the Maximum Credit but greater than 33⅓% of the Maximum Credit	1.00%	2.00%	2.00%
III	Less than or equal to 33⅓% of the Maximum Credit	1.25%	2.25%	2.25%

The Applicable Margin shall be subject to reduction or increase, as applicable and as set forth in the table above, on a quarterly basis on each Determination Date, and any such reduction or increase shall be automatic and without notice to any Person.  Without limiting Administrative Agent's or Required Lenders' rights to charge Default Interest, if (a) the Borrowing Base Certificate and related reports setting forth the Borrowing Base and the basis therefor are not received by Administrative Agent on or before the applicable dates required pursuant to Section 7 of this Addendum, as applicable, or (b) an Event of Default (whether resulting from a failure to timely deliver such Borrowing Base Certificate and related reports or otherwise) occurs and, in either case, Administrative Agent or Required Lenders so elect, then, in each case, from the date such Borrowing Base Certificate or related reports were required to be delivered or the date such Event of Default occurred, as applicable, the Applicable Margin shall, at the option of Administrative Agent or the Required Lenders, be at the Level with the highest rates of interest until such time as such Borrowing Base Certificate and related reports are received by Administrative Agent and any such Event of Default is waived in accordance with the terms of the Credit Agreement; provided that, if the Applicable Margin is increased due to Loan Parties' failure to deliver such Borrowing Base Certificate and related reports setting forth the Borrowing Base and the basis therefor to Administrative Agent on or before the applicable date required pursuant to Section 7 of this Addendum, such Applicable Margin shall be reduced to the level otherwise applicable hereunder if Loan Parties deliver such Borrowing Base Certificate and related reports setting forth the Borrowing Base and the basis therefor on or before the date that is fifteen (15) days after the applicable date required pursuant to Section 7 of this Addendum as of the date immediately following such delivery.

Any of the foregoing to the contrary notwithstanding, from the Third Amendment Effective Date to, but not including, the first Determination Date thereafter, the Applicable Margin shall be equal to the rates set forth in Level II.  As used herein, "Determination Date" means the first day of Parent's Fiscal Quarters beginning on or about the first day of each February, May, August and November.

If any Borrowing Base Certificate or any other report on which Excess Availability or Average Excess Availability is determined or reported to Administrative Agent is shown to be inaccurate (regardless of whether the Credit Agreement or any Commitments are or remain in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an "Applicable Period") than the Applicable Margin actually applied for such Applicable Period, then (A) Borrowers shall immediately deliver to Administrative Agent a correct Borrowing Base Certificate or related report for the Applicable Period; (B) the Applicable Margin for such Applicable Period shall be determined by reference to such Borrowing Base Certificate or related report; and (C) Borrowers shall promptly pay Administrative Agent, ON DEMAND, the accrued additional interest owing as a result of such increased Applicable Margin for such Applicable Period and any other additional fee or charge which was based, in whole or in part, on the Applicable Margin, which payment shall be promptly applied by Administrative Agent for its own account and the account of Lenders and LC Issuer, as applicable, in accordance with the terms hereof.  If any inaccurate Borrowing Base Certificate or other report on which Excess Availability or Average Excess Availability is determined would, if corrected, have led to the application of a lower Applicable Margin for any period for which interest has already been paid, none of the Secured Parties shall be required to refund or return any portion of such interest.

"Average Excess Availability" means, for any period, Excess Availability for each day of such period, divided by the number of days in such period.

"Bank Product Reserve" means an amount determined from time to time by Administrative Agent in its discretion as a reserve for Secured Bank Product Obligations then provided to or outstanding with respect to any Loan Party or any of its Subsidiaries.

"Borrowing Base" means, on any date of determination, an amount, calculated in Dollars, equal to:

(a)            ninety percent (90%) of the total amount of Eligible Credit Card Receivables; plus

(b)            eighty-five percent (85%) of the total amount of Eligible Pharmacy Receivables; plus

(c)            ninety percent (90%) of the NOLV Percentage of Eligible Inventory; plus

(d)            Pharmacy Scripts Availability; minus

(e)            Reserves.

"Borrowing Base Certificate" means a borrowing base certificate substantially in such form as may be acceptable to Administrative Agent from time to time in its discretion.

"Capital Expenditures" means, with respect to any Person for any fiscal period, the aggregate amount of all expenditures incurred by such Person to acquire or repair and maintain fixed assets, plant, and equipment (including renewals and replacements) during such period, which would be required to be capitalized on the balance sheet of such Person in accordance with GAAP.

"Collection Account" means a Deposit Account established or maintained by a Borrower at Regions Bank, which Deposit Account shall be utilized solely for purposes of receiving or collecting payments made by such Borrower's Account Debtors and other Proceeds of Collateral and over which Administrative Agent shall have Control.

"Consolidated Cash Taxes Paid" means, for any fiscal period and determined on a consolidated basis in accordance with Applicable Law and GAAP consistently applied, the sum of all income taxes paid in cash by Parent and its Subsidiaries during such period (including, without limitation, any federal, state, local and foreign income and similar taxes) net of all income tax refunds and credits received in cash by Parent and its Subsidiaries during such period, which number for the applicable period of computation shall not be less than zero.

"Consolidated EBITDA" means, for any fiscal period and determined on a consolidated basis in accordance with Applicable Law and GAAP consistently applied, the sum of Parent's and its Subsidiaries' (a) Consolidated Net Income, plus (b) without duplication, the sum of the following to the extent included in the calculation of Consolidated Net Income: (i) Consolidated Interest Expense, (ii) income tax expense (including, without limitation, any federal, state, local and foreign income and similar taxes) of Parent and its Subsidiaries for such period, (iii) depreciation and amortization expense for such period and (iv) non-cash losses, minus (c) non-cash gains; provided that any non-cash item, in the event any such item becomes a cash item in a later fiscal period, shall be added back or deducted, as applicable, to the extent such item became a cash item in such later fiscal period.

"Consolidated Interest Expense" means, for any fiscal period and determined on a consolidated basis in accordance with Applicable Law and GAAP consistently applied, all interest expense (including that attributable to the interest component or portion of Capital Leases) of Parent and its Subsidiaries for such period.

"Consolidated Interest Paid" means, for any fiscal period and determined on a consolidated basis in accordance with Applicable Law and GAAP consistently applied, all interest (including that attributable to the interest component or portion of Capital Leases) paid by Parent and its Subsidiaries in cash during such period.

"Consolidated Net Income" means, for any fiscal period and determined on a consolidated basis in accordance with Applicable Law and GAAP consistently applied, the net income (or net deficit) of Parent and its Subsidiaries for such period (computed without regard to any extraordinary items of gain or loss); provided that there shall be excluded from Consolidated Net Income the net income (or net deficit) of any Person (other than a Subsidiary) in which Parent or any of its Subsidiaries has a joint interest with a third party, except to the extent such net income is actually paid in cash to Parent or any of its Subsidiaries by dividend or other distribution during such period.

"Consolidated Unfinanced Capital Expenditures" means, for any fiscal period and determined on a consolidated basis in accordance with Applicable Law and GAAP consistently applied, all Capital Expenditures made by Parent and its Subsidiaries during such period which were not financed with the proceeds of (a) Funded Indebtedness (other than Revolving Loans) or (b) the issuance of Capital Stock.

"Credit Card Agreements" shall have the meaning given such term in the Security Agreement.

"Credit Card Issuer" shall have the meaning given such term in the Security Agreement.

"Credit Card Processor" shall have the meaning given such term in the Security Agreement.

"Credit Card Receivables" shall have the meaning given such term in the Security Agreement.

"Eligible Credit Card Receivables" means, at the time of any determination thereof, each Credit Card Receivable that at all times satisfies the criteria set forth below and which has been earned by performance and represents the bona fide amounts due to a Borrower from a Credit Card Processor and/or Credit Card Issuer, and in each case originated in the Ordinary Course of Business of such Borrower.  Without limiting the foregoing, in order to be an Eligible Credit Card Receivable, an Account shall indicate no Person other than a Borrower as payee or remittance party.  In determining the amount to be so included, the face amount of an Account shall be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual fees, discounts, claims or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that a Borrower may be obligated to rebate to a customer, Credit Card Processor, or Credit Card Issuer pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Account but not yet applied by the Loan Parties to reduce the amount of such Credit Card Receivable.  Except as otherwise determined by Administrative Agent in its Permitted Discretion, Eligible Credit Card Receivables shall not include any Credit Card Receivable:

(a)            which is unpaid more than five (5) Business Days after the date of determination of eligibility thereof;

(b)            where such Credit Card Receivable or the underlying Credit Card Agreement contravenes any laws, rules or regulations applicable thereto, including rules and regulations relating to truth-in-lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy or any party to the underlying Credit Card Agreement is in violation of any such laws, rules or regulations;

(c)            which is not a valid, legally enforceable obligation of the applicable Credit Card Issuer or Credit Card Processor with respect thereto;

(d)            which is disputed, is with recourse due to the creditworthiness of the cardholder, or with respect to which a claim, chargeback, offset, deduction, counterclaim, or other defense has been asserted (to the extent of such claim, chargeback, offset, deduction or counterclaim, dispute or other defense);

(e)            that is not subject to a perfected first priority security interest in favor of Administrative Agent, or with respect to which a Borrower does not have good, valid and marketable title thereto, free and clear of any Lien, other than Liens granted to Administrative Agent pursuant to the Security Agreement;

(f)            which does not conform in all material respects to all representations, warranties and other provisions in this Addendum and the other Loan Documents relating to Credit Card Receivables;

(g)            which does not constitute an Account or a Payment Intangible;

(h)            as to which the Credit Card Issuer or Credit Card Processor has asserted the right to require a Loan Party to repurchase such Credit Card Receivable from such Credit Card Issuer or Credit Card Processor;

(i)            which is due from a Credit Card Issuer or Credit Card Processor which is the subject of an Insolvency Proceeding;

(j)            which is evidenced by Chattel Paper or an Instrument unless such Chattel Paper or Instrument, as applicable, is in the possession of Administrative Agent and, to the extent necessary or appropriate, endorsed to Administrative Agent;

(k)            which is a Pharmacy Receivables;

(l)            which arises from a private label credit card of a Borrower or any other proprietary credit card of a Borrower where such Borrower has liability for the failure of the card holder to make payment thereunder as a result of the financial condition of such card holder;

(m)            which is payable in any currency other than Dollars;

(n)            which does not direct payment thereof to be sent to (i) prior to the applicable date set forth in Section 9(a) of this Addendum, a Controlled Account, and (ii) on and after the applicable date set forth in Section 9(a) of this Addendum, a Collection Account; or

(o)            which Administrative Agent, in its Permitted Discretion, deems not to be an Eligible Credit Card Receivable.

"Eligible Inventory" means, as to Inventory owned only by Borrowers, the value of such Inventory determined on the basis of the lower of (x) cost (as determined in accordance with GAAP) or, in the case of front-store, non-pharmacy inventory located in retail store locations, retail (as determined by Borrowers and acceptable to Administrative Agent) or (y) market, calculated on a first-in, first-out basis, and excluding any portion of cost attributable to intercompany profit among Parent and its Affiliates, but excluding therefrom, without duplication, any Inventory:

(a)            which constitutes raw materials or work-in-process or which does not constitute finished goods;

(b)            which is not subject to a valid, duly perfected, first priority Lien in favor of Administrative Agent, or with respect to which a Borrower does not have good, valid and marketable title thereto, free and clear of any Lien, other than Liens granted to Administrative Agent pursuant to the Security Agreement and, with respect to the Cardinal Inventory, Liens of Cardinal so long as such Liens are subject to the Cardinal Intercreditor Agreement;

(c)            as to which any of the covenants, representations, and warranties in this Addendum or the other Loan Documents respecting Inventory shall in any material respect be untrue, misleading, or in default; provided, however, that this clause (c) shall not (i) be deemed a waiver by the Required Lenders of any Default or Event of Default which occurs under the Credit Agreement or any other Loan Document as a result of any such representation, warranty, or covenant being untrue, misleading, or in default or (ii) limit the ability of Administrative Agent to institute Reserves in connection therewith to the extent provided in this Addendum;

(d)            which is on Consignment (i.e., where such Borrower is the consignee) from any seller, vendor, or supplier or subject to any agreement whereby the seller, vendor, or supplier has retained any title to such Inventory or the right to repurchase such Inventory;

(e)            which is on Consignment (i.e., where such Borrower is the consignor) to any other Person;

(f)            which (in each case, as determined by Administrative Agent) (i) is not new; (ii) is not in good and saleable condition; (iii) is damaged, defective, unserviceable, or otherwise unmerchantable; (iv) constitutes returned or repossessed Goods; (v) constitutes obsolete Goods; (vi) as applicable, fails to meet standards of any Governmental Authority or Applicable Law regarding manufacture, storage, use, or sale of such Inventory; or (vii) has been acquired from a Sanctioned Person or Sanctioned Entity;

(g)            which is subject to any negotiable Document;

(h)            which is subject to any License with any Third Party which materially limits or restricts or is likely to limit or restrict any Borrower or Administrative Agent's right to sell or otherwise dispose of such Inventory (unless such Third Party has entered into a Third Party Agreement) or which constitutes or is alleged to constitute infringing Goods or which has been manufactured or sold in a manner which violates the Intellectual Property rights of any Person;

(i)            which is not located at a Permitted Location in the Continental United States or in transit within the Continental United States between Permitted Locations;

(j)            with respect to warehouse locations, which is located at a Permitted Location not owned and controlled by a Borrower, unless (i) Administrative Agent has received from the Person owning or in control of such Permitted Location a Third Party Agreement or (ii) if Administrative Agent agrees to do so in lieu of a Third Party Agreement, Administrative Agent has instituted a Rent and Charges Reserve in an amount determined by Administrative Agent in its Permitted Discretion;

(k)            which consists of any packaging or shipping materials, supplies, spare parts, catalysts, catalogs, labels, samples, display items or floor models, tooling, or promotional materials; or

(l)            which Administrative Agent, in its Permitted Discretion, deems not to be Eligible  Inventory.

"Eligible Pharmacy Receivables" means, at the time of any determination thereof, each Pharmacy Receivable that at all times satisfies the criteria set forth below and which has been earned by performance, and in each case originated in the Ordinary Course of Business of such Borrower.  In determining the amount to be so included, the face amount of a Pharmacy Receivable shall be reduced by, without duplication, to the extent not reflected in such face amount, (1) any and all returns, accrued rebates, discounts (which may, at Administrative Agent's option, be calculated on shortest terms), credits, allowances or sales or excise taxes of any nature at any time issued, owing, claimed by Account Debtors, granted, outstanding or payable in connection with such Pharmacy Receivable at such time, and (2) the aggregate amount of all customer deposits, unapplied cash, and bonding subrogation rights to the extent not Cash Collateralized.  Except as otherwise determined by Administrative Agent in its Permitted Discretion, Eligible Pharmacy Receivables shall be non-recourse and adjudicated and shall not include any Pharmacy Receivable:

(a)            which is unpaid within the earlier of sixty (60) days following its original due date or ninety (90) days following its original invoice date;

(b)            which is the obligation of an Account Debtor (or its Affiliates) if fifty percent (50%) or more of the dollar amount of all Pharmacy Receivables owing by that Account Debtor (or its Affiliates) are ineligible under the criteria listed in clause (a) above;

(c)            where such Pharmacy Receivable or the underlying contract contravenes any laws, rules or regulations applicable thereto, including rules and regulations relating to truth-in-lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy or any party to the underlying contract is in violation of any such laws, rules or regulations;

(d)            which is not a valid, legally enforceable obligation of the applicable Account Debtor with respect thereto;

(e)            which is disputed, or with respect to which a claim, chargeback, offset, deduction, counterclaim, or other defense has been asserted (to the extent of such claim, chargeback, offset, deduction, counterclaim or other defense);

(f)            which is not subject to a perfected first priority security interest in favor of Administrative Agent, or with respect to which a Borrower does not have good, valid and marketable title thereto, free and clear of any Lien, other than Liens granted to Administrative Agent pursuant to the Security Agreement;

(g)            which does not conform in all material respects to all representations, warranties and other provisions in this Addendum and the other Loan Documents relating to Pharmacy Receivables;

(h)            which does not constitute an Account or a Payment Intangible;

(i)            which is due from an Account Debtor which is the subject of an Insolvency Proceeding;

(j)            where the Account Debtor obligated upon such Pharmacy Receivable suspends business, makes a general assignment for the benefit of creditors or fails to pay its debts generally as they come due;

(k)            which is evidenced by Chattel Paper or an Instrument of any kind unless such Chattel Paper or Instrument, as applicable, is in the possession of Administrative Agent and, to the extent necessary or appropriate, endorsed to Administrative Agent;

(l)            which is a Credit Card Receivable;

(m)            which does not direct payment thereof to be sent to (i) prior to the applicable date set forth in Section 9(a) of this Addendum, a Controlled Account, and (ii) on and after the applicable date set forth in Section 9(a) of this Addendum, a Collection Account;

(n)            which is payable in any currency other than Dollars;

(o)            for which the Account Debtor is (i) any Governmental Authority or Fiscal Intermediary (including, without limitation, with respect to Medicare, Medicaid and food assistance programs) or (ii) any Credit Card Issuer or Credit Card Processor;

(p)            for which the Account Debtor is not a Third Party Payor;

(q)            that does not arise from the sale of medication, medical equipment or other medical items by such Borrower in the Ordinary Course of Business;

(r)            (i) with respect to Express Scripts and its Affiliates whose total obligations owing to Borrowers exceed twenty percent (20%) of all Eligible Pharmacy Receivables, to the extent of the obligations owing by such Account Debtor in excess of such percentage, or (ii) with respect to any other Account Debtor whose total obligations owing to Borrowers exceed fifteen percent (15%) of all Eligible Pharmacy Receivables, to the extent of the obligations owing by such Account Debtor in excess of such percentage;

(s)            (i) upon which such Borrower's right to receive payment is not absolute or is contingent upon the fulfillment of any condition whatsoever, or (ii) as to which Pharmacy Receivable the Account Debtor is located in a state requiring the filing of a Notice of Business Activities Report or similar report in order to permit such Borrower to use the courts of such state or to otherwise seek judicial enforcement of payment of such Pharmacy Receivable, in each case unless such Borrower has qualified to do business in such state or has filed a Notice of Business Activities Report (or equivalent report, as applicable) for the most recent year for which such qualification or report is required (in each case to the extent that Administrative Agent has determined to render such Pharmacy Receivable ineligible), or (iii) if the Pharmacy Receivable represents a progress billing or is subject to the equitable lien of a surety bond issuer;

(t)            to the extent any Borrower or any Subsidiary thereof is (i) liable for goods sold or services rendered by the applicable Account Debtor to any Borrower or any Subsidiary thereof, or (ii) liable for accrued and actual discounts, claims, unpaid fees, credit or credits pending, promotional program allowances, price adjustment, finance charges or other allowances (including any amount that any Borrower or any Subsidiary thereof, as applicable, may be obligated to rebate to a customer pursuant to the terms of any agreement or understanding (whether written or oral)), but in each such case only to the extent of the potential offset resulting therefrom;

(u)            that is the obligation of an Account Debtor located in a foreign country unless payment thereof is supported by an irrevocable letter of credit reasonably satisfactory to Administrative Agent as to form, substance and issuer or domestic confirming bank or is covered by credit insurance in form, substance and amount, and by an insurer, reasonably satisfactory to Administrative Agent;

(v)            with respect to which an invoice has not been sent to the applicable Account Debtor or such invoice does not include a true and correct statement of the bona fide payment obligation incurred in the amount of the Pharmacy Receivable for medication, medical equipment or other medical items sold to and accepted by the applicable Account Debtor;

(w)            in a transaction wherein goods are placed on consignment or are sold pursuant to a guaranteed sale, a sale or return, a sale on approval, a bill and hold, or any other terms by reason of which the payment by an Account Debtor may be conditional;

(x)            as to which Pharmacy Receivable any check, draft or other items of payment has previously been received which has been returned unpaid or otherwise dishonored;

(y)            to the extent such Pharmacy Receivable consists of finance charges as compared to obligations to such Borrower for goods sold;

(z)            which has terms which have been modified, impaired, waived, altered, extended or renegotiated since its origination in any way in any material respect; or

(aa)            which Administrative Agent, in its Permitted Discretion, deems not to be an Eligible Pharmacy Receivable.

"Eligible Pharmacy Scripts" means, at the time of any determination thereof, each Pharmacy Script that at all times satisfies the criteria set forth below and which arises and is maintained in the Ordinary Course of Business of such Borrower and which is of a type included in an appraisal of Pharmacy Scripts received by Administrative Agent in accordance with the requirements of Administrative Agent (including Pharmacy Scripts acquired by such Borrower after the date of such appraisal).  Except as otherwise determined by Administrative Agent in its Permitted Discretion, Eligible Pharmacy Scripts shall not include any Pharmacy Script:

(a)            at premises other than those owned, leased or licensed and in each case controlled by a Borrower;

(b)            which is not subject to a first priority Lien in favor of Administrative Agent, or with respect to which a Borrower does not have good, valid and marketable title thereto, free and clear of any Lien other than Liens granted to Administrative Agent pursuant to the Security Agreement;

(c)            that is not in a form that may be sold or otherwise transferred or is subject to regulatory restrictions on the transfer thereof that are not acceptable to Administrative Agent in its Permitted Discretion;

(d)            that relate to any retail store location that has closed or that management has determined will be closed; or

(e)            which Administrative Agent, in its Permitted Discretion, deems not to be an Eligible Pharmacy Script.

"Excess Availability" means, at any time of determination, the amount, if any, by which (a) the lesser of (i) the Borrowing Base and (ii) the Aggregate Revolving Commitments exceeds (b) the Aggregate Revolving Obligations.

"Fiscal Intermediary" shall have the meaning given such term in the Security Agreement.

"Fixed Charge Coverage Ratio" means, at any time of determination and determined with respect to the twelve Fiscal Months most recently ending, the ratio of (a) the sum of (i) Consolidated EBITDA; minus (ii) Consolidated Unfinanced Capital Expenditures; minus (iii) Consolidated Cash Taxes Paid; minus (iv) Restricted Payments made in such period to (b) the sum of (i) Consolidated Interest Paid for such period; plus (ii) all regularly scheduled payments of principal on Funded Indebtedness made during such period.

"Funded Indebtedness" means, with respect to any Person and without duplication, (a) Indebtedness arising from the lending of money by another Person to such Person (regardless of whether the same is with or without recourse to the credit of such Person); (b) Indebtedness evidenced by notes, drafts, bonds, debentures, credit documents, or similar instruments; (c) Indebtedness which accrues interest or is of a type upon which interest or finance charges are customarily paid (excluding trade payables owing in the Ordinary Course of Business); (d) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty; (e) all obligations, contingent or otherwise, of such Person in respect of bankers' acceptances; (f) the Specified Value of all Hedging Agreements; (g) all mandatory obligations of such Person to purchase, redeem, retire, defease, or otherwise make any payment in respect of any Capital Stock of such Person; (h) Indebtedness which was issued or assumed as full or partial payment for Property or services; (i) the principal and interest portions of all rental obligations of such Person under any synthetic lease, tax retention operating lease, off-balance sheet loan, or similar off-balance sheet financing where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP; and (j) guaranties by such Person of any Indebtedness of the foregoing types owing by another Person.

"Health Care Laws" shall have the meaning given such term in the Security Agreement.

"Inventory Reserve" means, without duplication of any other reserve or any item that is otherwise addressed or excluded through eligibility criteria, an amount determined from time to time by Administrative Agent in its Permitted Discretion as a reserve for changes in the merchantability of any Eligible Inventory in the Ordinary Course of Business or such other factors that may negatively impact the value of Eligible Inventory, including changes in salability, obsolescence, seasonality, theft, shrinkage, imbalance, changes in composition or mix, markdowns, vendor chargebacks, damage, or, if such Inventory consists of Goods, the price of which is ascertainable from, published by, or quoted by one or more recognized exchanges, any decrease in any such exchange's price therefor.

"Maximum Credit" means, at any time of determination, the lesser of (i) the Borrowing Base and (ii) the Aggregate Revolving Commitments.

"NOLV" means, as to any Property, the expected dollar amount to be realized at an orderly, negotiated sale of such Property, net of all operating expenses, commissions and other liquidation expenses, as determined by Administrative Agent from time to time based on the most recent Qualified Appraisal of such Property.

"NOLV Percentage" means, at any time of determination, with respect to any Eligible Inventory and expressed as a percentage, the amount of the value of such Eligible Inventory expected to be realized at an orderly, negotiated sale of such Eligible Inventory, net of all operating expenses, commissions and other liquidation expenses, divided by the value of such Eligible Inventory set forth in Loan Parties' inventory perpetual listing prepared at a SKU level, as determined by Administrative Agent from time to time based on the most recent Qualified Appraisal stating the NOLV of such Eligible Inventory and, with respect to the value of such Eligible Inventory, determined on the basis of the lower of cost or retail (as applicable) and market, recognizing that different categories of Inventory may have different NOLV Percentages, including, without limitation, as a result of the impact of a category or categories being valued at the lower of cost or market, while another category or categories may be valued at the lower of retail or market.

"Overadvance" means, at any time of determination, the amount, if any, by which the Aggregate Revolving Obligations exceed the Borrowing Base.

"Overadvance Loan" means a Base Rate Revolving Loan or, to the extent any such Overadvance Loan constitutes a Swingline Loan, an LIR Revolving Loan made when an Overadvance exists or is caused by the funding thereof.

"Permitted Discretion" means a determination made in good faith and in the exercise of reasonable business judgment (from the perspective of a secured, asset-based lender extending credit of similar amounts and types to similar businesses, considered without regard to any course of dealing).

"Permitted Location" shall have the meaning given such term in the Security Agreement.

"Pharmacy Receivables" shall have the meaning given such term in the Security Agreement.

"Pharmacy Script" shall have the meaning given such term in the Security Agreement.

"Pharmacy Scripts Availability" means, at any time, ten percent (10%) of the product of the average per-Pharmacy Script NOLV of Pharmacy Scripts based on the most recent Qualified Appraisal thereof,  multiplied by (ii) the number of Eligible Pharmacy Scripts for the period of twelve (12) calendar months most recently ended.

"Qualified Appraisal" means, with respect to any Property, an appraisal of such Property conducted in a manner and with such scope and using such methods as are acceptable to Administrative Agent by an appraiser selected by, or acceptable to, Administrative Agent, the results of which are acceptable to Administrative Agent in all respects, all in the Permitted Discretion of Administrative Agent.

"Rent and Charges Reserve" means (a) with respect to any leased retail store location, if the Inventory of a Loan Party located at such leased retail store location is subject to the Lien of a Third Party arising by operation of law that is pari passu or superior to the Lien of Administrative Agent, a reserve equal to two months' rent at such leased retail store location, and (b) with respect to any other location of a Loan Party, without duplication, an amount determined from time to time by Administrative Agent in its Permitted Discretion as a reserve for (i) rent, fees, Royalties, charges, and other amounts owing by a Borrower to any Third Party, unless such Person has executed and delivered a Third Party Agreement, and (ii) the amount of all accrued but unpaid or past due rent, fees, Royalties, charges, or other amounts owing by a Borrower to Third Parties.

"Reserves" means the sum of (without duplication) (a) the Inventory Reserve; (b) the aggregate Rent and Charges Reserve; (c) the Bank Product Reserve; (d) reserves for Royalties; (e) the aggregate amount of liabilities secured by Liens upon any Collateral which are senior to Administrative Agent's Liens (but the imposition of any such reserve shall not waive a Default or an Event of Default arising therefrom); (f) reserves for price adjustments and damages, to the extent such reserve relates to Accounts or Inventory included in Eligible Credit Card Receivables, Eligible Pharmacy Receivables or Eligible Inventory, as applicable, including returns, discounts, claims (including warranty claims), credits, and allowances of any nature which are not paid pursuant to the reduction of accounts; (g) reserves for special order goods and deferred shipment sales, to the extent such reserve relates to Accounts or Inventory included in Eligible Credit Card Receivables, Eligible Pharmacy Receivables or Eligible Inventory, as applicable; (h) reserves for accrued but unpaid ad valorem, excise, and personal property tax liability and for sale, use, or similar taxes; (i) reserves for accrued but unpaid interest on the Obligations; (j) reserves for any portion of the Obligations which Administrative Agent or any Lender pays in accordance with authority granted in any Loan Document (except to the extent such payment is made with the proceeds of a deemed Revolving Loan); (k) reserves for all customer deposits or other prepayments held by a Borrower; (l) reserves to reflect events, conditions, contingencies, or risks which, as determined by Administrative Agent, adversely affect, or would have a reasonable likelihood of adversely affecting, either (i) the Collateral, its value, or the amount that might be received by Administrative Agent from the sale or other disposition or realization upon such Collateral; (ii) the obligations or liabilities of any Loan Party; or (iii) the Liens and other rights of Administrative Agent or any other Secured Party in the Collateral (including the enforceability, perfection, and priority thereof); (m) reserves to reflect Administrative Agent's belief that any collateral report or financial information furnished by or on behalf of a Loan Party to Administrative Agent is or may have been incomplete, inaccurate, or misleading in any material respect; (n) reserves in respect of any state of facts which Administrative Agent determines constitutes a Default or an Event of Default; (o) reserves to reflect testing variances identified as part of Administrative Agent's periodic field examinations or to adjust the value of any Inventory or Pharmacy Scripts based on the results of, or failure to obtain, a Qualified Appraisal; and (p) such other reserves that Administrative Agent may establish from time to time for such purposes as Administrative Agent shall deem necessary in its Permitted Discretion.  Except to the extent otherwise qualified (either in this definition or any related definition used in this definition) or otherwise expressly provided in this Addendum, Administrative Agent may implement Reserves and establish the amounts thereof (from time to time) in its Permitted Discretion.  Administrative Agent may establish Reserves as a percentage of any applicable amount or as an amount of money.

"Royalties" means all royalties, fees, expense reimbursement and other amounts payable by a Borrower under a License.

"Specified Value" means, for any Hedging Agreement and on any date of determination, an amount equal to:

(a)            in the case of a Hedging Agreement documented pursuant to an ISDA Master Agreement, the amount, if any, that would be payable by any Person to its counterparty to such Hedging Agreement, as if (i) such Hedging Agreement were being terminated early on such date of determination and (ii) such Person was the sole "Affected Party" (as such term is defined and used in such ISDA Master Agreement);

(b)            in the case of a Hedging Agreement traded on an exchange, the mark-to-market value of such Hedging Agreement, which will be the unrealized loss, if any, on such Hedging Agreement to the Loan Party or Subsidiary which is party to such Hedging Agreement, based on the settlement price of such Hedging Agreement on such date of determination; or

(c)            in all other cases, the mark-to-market value of such Hedging Agreement, which will be the unrealized loss, if any, on such Hedging Agreement to such Loan Party or Subsidiary as the amount, if any, by which (i) the present value of the future cash flows to be paid by such Person exceeds (ii) the present value of the future cash flows to be received by such Person, in each case pursuant to such Hedging Agreement.

"Third Party" shall have the meaning given such term in the Security Agreement.

"Third Party Agreement" shall have the meaning given such term in the Security Agreement.

"Third Party Payor" shall have the meaning given such term in the Security Agreement.

Section 3.                          Making of Revolving Loans.  No Lender shall have any obligation to honor any request for a Revolving Loan if doing so would cause the Aggregate Revolving Obligations to exceed the lesser of (a) the Borrowing Base and (b) the Aggregate Revolving Commitments.

Section 4.                          Overadvances.

(a)            Any Overadvance shall (i) be immediately due and payable on demand and, once paid to Administrative Agent, shall be applied, first, to the payment of any Swingline Loans; second, to all other Revolving Loans which are Base Rate Loans or LIR Loans; third to Revolving Loans which are LIBOR Loans; and, fourth, to Cash Collateralize the LC Obligations; (ii) constitute Obligations secured by the Collateral; and (iii) be entitled to all benefits of the Loan Documents.

(b)            Unless otherwise directed in writing by the Required Lenders, Administrative Agent may require Lenders to honor requests by Borrowers for Overadvance Loans (in which event, and notwithstanding anything to the contrary set forth in this Addendum or the Credit Agreement, Lenders shall continue to make Revolving Loans up to their Pro Rata Share of the Revolving Commitments) and to forbear from requiring Borrowers to cure an Overadvance, if (1) the Overadvance does not continue for a period of more than thirty (30) consecutive days, following which no Overadvance exists for at least thirty (30) consecutive days before another Overadvance exists, (2) the aggregate amount of the Revolving Credit Exposure outstanding at any time does not exceed the aggregate of the Revolving Commitments at such time or any individual Lender's Revolving Credit Exposure does not exceed such Lender's Revolving Commitment, (3) the Overadvance does not exceed five percent (5%) of the Borrowing Base, and (4) the sum of all Overadvances plus all Protective Advances (as defined in the Security Agreement) does not exceed ten percent (10%) of the Borrowing Base.  In no event shall any Borrower or any other Loan Party be deemed to be a beneficiary of this Section 4 or authorized to enforce any of the provisions of this Section 4.

(c)            Neither the funding of any Overadvance Loan nor the continued existence of an Overadvance shall constitute any waiver by Administrative Agent or any Lender of any Event of Default which may exist at the time any Overadvance Loan is made or which is caused thereby.  Each Lender's obligations under this Section 4 are absolute, unconditional, and irrevocable and are not subject to any counterclaim, setoff, defense, qualification, or exception, and each Lender shall perform such obligations, as applicable, regardless of whether the Commitments have terminated, an Overadvance exists or any condition precedent to the making of Loans has not been satisfied.

Section 5.                          Credit Card Receivables and Pharmacy Receivables.  In determining which Accounts and General Intangibles are Eligible Credit Card Receivables and Eligible Pharmacy Receivables, respectively, Administrative Agent may rely on all statements and representations made by Borrowers with respect thereto.  Borrowers represent and warrant that, with respect to each Account or General Intangible, as applicable (and, to the extent applicable, the Account Debtor related thereto), at the time such Account or General Intangible, as applicable, is included as an Eligible Credit Card Receivable or an Eligible Pharmacy Receivable, as applicable, in a Borrowing Base Certificate, that:

(a)            such Account or General Intangible, as applicable, satisfies in all material respects all of the requirements of an Eligible Credit Card Receivable or an Eligible Pharmacy Receivable, as applicable, set forth in the applicable definition thereof;

(b)            such Account or General Intangible, as applicable, is, in all respects, genuine, and enforceable in accordance with its terms except for such limits thereon arising from bankruptcy and similar laws relating to creditors' rights;

(c)            such Account or General Intangible, as applicable, arises out of a completed, bona fide sale and delivery of Goods or rendering of services in the Ordinary Course of Business, substantially in accordance with any purchase order, contract, or other document relating thereto;

(d)            such Account or General Intangible, as applicable, is for a sum certain shown on the invoice covering such sale or rendering of services (or a schedule thereto) and will mature as stated in such invoice;

(e)            a true and complete copy of the invoice relating to such Account or General Intangible, as applicable, has been furnished to Administrative Agent (but only to the extent Administrative Agent has requested a copy of such invoice);

(f)            such Account Debtor absolutely owes such Account or General Intangible, as applicable, without contingency in any respect;

(g)            no extension, compromise, settlement, modification, credit, discount, allowance, deduction, or return has been authorized with respect to such Account, except discounts or allowances granted in the Ordinary Course of Business that are reflected on the face of the invoice related thereto and in the reports submitted to Administrative Agent hereunder;

(h)            such Account or General Intangible, as applicable, is not subject to any offset, Lien (other than Administrative Agent's Lien), deduction, defense, dispute, counterclaim, or other adverse condition except as arising in the Ordinary Course of Business;

(i)            no purchase order, agreement, document, or Applicable Law restricts assignment of such Account or General Intangible, as applicable, to Administrative Agent (regardless of whether, under the UCC, the restriction is ineffective), and the applicable Borrower is the sole payee or remittance party shown on the invoice;

(j)            to Borrowers' knowledge, (i) there are no facts, events, or circumstances that are reasonably likely to impair the validity, enforceability, or collectibility of such Account or General Intangible, as applicable, or reduce the amount payable, or delay payment, thereunder; (ii) the related Account Debtor had the capacity to contract when such Account or General Intangible, as applicable, arose, continues to meet the applicable Borrower's customary credit standards, is Solvent, is not contemplating or subject to an Insolvency Proceeding, and has not failed or suspended or ceased doing business; and (iii) there are no proceedings or actions threatened or pending against such Account Debtor that could reasonably be expected to have a material adverse effect on such Account Debtor's financial condition;

(k)            there are no written or oral agreements or understandings between any Borrower and the related Account Debtor for the Account Debtor to make any payment on such Account or General Intangible, as applicable, in any manner inconsistent with the terms of this Addendum or the other Loan Documents; and

(l)            none of the transactions giving rise to such Account or General Intangible, as applicable, violate any Applicable Law, all documentation relating thereto is legally sufficient under such Applicable Law, and all such documentation is legally enforceable in accordance with its terms.

Section 6.                          Inspections; Appraisals.  Until Payment in Full of the Obligations, each Loan Party shall, and shall cause each Subsidiary to, as applicable, reimburse Administrative Agent for all charges, costs, and expenses of Administrative Agent and its agents (a) once per Loan Year, if an Event of Default has not occurred at any time during such Loan Year and Excess Availability has not fallen below the greater of (x) twenty-five percent (25%) of the Aggregate Revolving Commitments and (y) $56,250,000 at any time during such Loan Year, and (b) twice per Loan Year, if an Event of Default has not occurred at any time during such Loan Year but Excess Availability has fallen below the greater of (x) twenty-five percent (25%) of the Aggregate Revolving Commitments and (y) $56,250,000 at any time during such Loan Year, in each case, in connection with (i) field examinations of any Borrower or Subsidiary's books and records or any other financial or Collateral matters as Administrative Agent deems appropriate and (ii) appraisals of Inventory and Pharmacy Scripts; provided, however, that there shall be no limit on the frequency of field examinations or appraisals reimbursed by Borrowers if any Event of Default exists.  Subject to and without limiting the foregoing, Borrowers specifically agree to pay the standard charges of Administrative Agent's internal field examination group (including Administrative Agent's then standard per-person charges for each day that an employee or agent of Administrative Agent or its Affiliates is engaged in any field examination activities).  This Section 6 shall not be construed to limit Administrative Agent's right to conduct field examinations, obtain appraisals at any time in its discretion, or use third parties for such purposes at Lenders' expense.

Section 7.                          Borrowing Base Reporting; Financial and Other Information.  Until Payment in Full of the Obligations, Borrowers shall deliver a fully completed and executed Borrowing Base Certificate to Administrative Agent no later than the 20th day of each Fiscal Month, prepared as of the end of the immediately preceding Fiscal Month; provided that, if Excess Availability is less than the greater of (x) fifteen percent (15%) of the Commitments and (y) $33,750,000 or an Event of Default exists, Administrative Agent shall be entitled to require Borrowers to deliver fully completed and executed Borrowing Base Certificates to Administrative Agent at greater frequency and as of the end of such periods as Administrative Agent may require from time to time.  Borrowers shall attach the following to each Borrowing Base Certificate (if Borrowing Base Certificates are then required to be delivered on a monthly basis) or each Borrowing Base Certificate specified from time to time by Administrative Agent (if Borrowing Base Certificates are then required to be delivered on a basis more frequently than monthly), each of which shall be in form and substance satisfactory to Administrative Agent and certified by a Responsible Officer of Borrower Agent to be complete and accurate and in compliance with the terms of this Addendum and the other Loan Documents:

(a)              Accounts Receivable Reports. If requested by Administrative Agent, a report (in form and substance satisfactory to Administrative Agent) listing (A) all of Borrowers' Accounts, Eligible Credit Card Receivables and Eligible Pharmacy Receivables as of the last Business Day of the applicable reporting period; (B) the amount, age, invoice date and due date of each Account on an original invoice and due date aging basis and showing all discounts, allowances, credits, authorized returns, and disputes; (C) the name and mailing address of each Account Debtor; (D) if requested by Administrative Agent from time to time, copies of all or a portion of the documents underlying or relating to Borrowers' Accounts; and (E) such other information regarding Borrowers' Accounts which Administrative Agent may reasonably request from time to time (each, an "Accounts Receivable Report").

(b)            Inventory Reports.  If requested by Administrative Agent, a report (in form and substance satisfactory to Administrative Agent) listing (A) all of Borrowers' Inventory and all Eligible Inventory as of the last Business Day of the applicable reporting period; (B) the type, cost, and location of all such Inventory; (C) all of such Inventory which constitutes returned or repossessed Goods; (D) all Inventory which has not been timely sold in the Ordinary Course of Business; (E) all Inventory which is not located at Property owned or leased by a Borrower or that is in possession of any Person other than a Borrower and a description of the reason why such Inventory is so located or in the possession of such other Person; and (F) such other information regarding Borrowers' Inventory as Administrative Agent may reasonably request from time to time (each, an "Inventory Report").

(c)            Accounts Payable Reports.  If requested by Administrative Agent, a report (in form and substance satisfactory to Administrative Agent) listing (A) each of Borrowers' accounts payable; (B) the number of days which have elapsed since the original date of invoice of such account payable; (C) the name and address of each Person to whom such account payable is owed; and (D) such other information concerning Borrowers' accounts payable as Administrative Agent may reasonably request from time to time (each, an "Accounts Payable Report").

Section 8.                          [Reserved].

Section 9.                          Cash Management; Deposit Accounts.  Until Payment in Full of the Obligations, each Loan Party shall:

(a)            on or before June 30, 2017 (or such later date as may be agreed to by Administrative Agent in its discretion) (the "Collection Account Establishment Date"), (i) establish Collection Accounts and lockboxes related thereto and, thereafter, maintain each such Collection Account and lockbox and (ii) direct all of Borrowers' Account Debtors to make all payments on Accounts to a Collection Account (if made electronically) or lockbox (if in the form of a tangible Payment Item);

(b)            (i) hold in trust for Administrative Agent and promptly (but, in any event, on the Business Day immediately following its receipt thereof) (x) deposit into a Controlled Account or (y) from and after the Collection Account Establishment Date, forward to a lockbox or deposit into a Collection Account all tangible Payment Items and cash such Loan Party receives on account of the payment of any of such Loan Party's Accounts, Credit Card Receivables or Pharmacy Receivables or as Proceeds of any Inventory or other Collateral; and (ii) with respect to each Deposit Account for an individual retail store location, promptly cause such tangible Payment Items and cash to be transmitted at least once per Business Day to (x) a Controlled Account or (y) from and after the Collection Account Establishment Date, a Collection Account, to the extent that the balance in any such Deposit Account for an individual retail store location exceeds $3,000 on such Business Day;

(c)            to the extent requested by Administrative Agent from time to time, take all actions requested by Administrative Agent to establish Administrative Agent's Control over any of Loan Parties' Deposit Accounts; and

(d)            (i) on or before April 28, 2017 (or such later date as may be agreed to by Administrative Agent in its discretion), exercise commercially reasonable efforts to cause each Credit Card Issuer to enter into a Third Party Agreement with respect to each Credit Card Agreement in existence as of the Third Amendment Effective Date and (ii) (x) promptly (but, in any event, within two (2) Business Days) after any Borrower's entering into any Credit Card Agreement after the Third Amendment Effective Date, provide notice of such agreement to Administrative Agent, together with a true and complete copy of such Credit Card Agreement, the name and address of such applicable Credit Card Issuer, and such other information regarding the same as Administrative Agent may request from time to time and (y) upon Administrative Agent's request, exercise commercially reasonable efforts to cause such Credit Card Issuer to enter into a Third Party Agreement; provided that Loan Parties' compliance with the terms of this clause (d) shall not diminish Administrative Agent's rights to establish a Reserve for any Credit Card Agreement.

Notwithstanding anything to the contrary set forth in Section 9(a), (b) or (c), Administrative Agent shall not exercise dominion over any Collection Account or related lockbox unless an Account Control Period exists.  During an Account Control Period, the collected balance in the Collection Accounts as of the end of each Business Day shall, at the beginning of the next Business Day, be applied, first, to the principal balance of the Revolving Loans (unless such funds are otherwise required to be applied to some other portion of the Obligations in accordance with the Credit Agreement) and then, to other Obligations, as determined by Administrative Agent.  Each Loan Party irrevocably waives the right to direct the application of any Payment Items or Proceeds of Collateral during an Account Control Period and agrees that Administrative Agent shall have the continuing, exclusive right during an Account Control Period to apply, reverse and reapply the same against the Obligations, in such order or manner as Administrative Agent deems advisable.

Section 10.                          Financial Covenant.  Until Payment in Full of the Obligations, Borrowers shall maintain at all times Excess Availability of at least the greater of (i) $22,500,000 and (ii) ten percent (10%) of the Aggregate Revolving Commitments.

Section 11.                          Commitment Fees.  Borrowers agree to pay to Administrative Agent for the account of each Lender, on the first day of each calendar month and on the Revolving Commitment Termination Date, in arrears, a commitment fee in an amount equal to (i) prior to the Third Amendment Effective Date, 0.20% per annum and (ii) on and after the Third Amendment Effective Date, 0.375% per annum, in each case, times the average amount by which the Aggregate Revolving Commitments exceeded the Aggregate Revolving Obligations (other than Swingline Loans) on each day during the immediately preceding calendar month.

Section 12.                          Certain Agreements.  No Loan Party will, and will not permit any of its Subsidiaries to, (a) permit any Material Contract to be cancelled or terminated before its stated maturity or expiration date unless such Loan Party or Subsidiary, as applicable, procures a replacement contract acceptable to Administrative Agent in its Permitted Discretion; (b) amend, restate, supplement, or otherwise modify any Material Contract; (c) default in any material respect in the performance under any Material Contract; or (d) agree to or accept any waiver thereunder which would adversely affect the rights of any Secured Party; provided that nothing in this Section 12 shall prohibit the repayment, prepayment, retirement, or extinguishment of any Indebtedness, to the extent the same is otherwise permitted under this Addendum, the Credit Agreement and the other Loan Documents.

Section 13.                          Borrowing Base Eligibility.  After the occurrence of the Borrowing Base Trigger Event, in connection with any Acquisition (whether by purchase of Capital Stock, merger, or purchase of Property and whether in a single transaction or a series of transactions) by a Loan Party for which the aggregate amount of cash and non-cash consideration (including all cash and Indebtedness, including contingent obligations, incurred or assumed and the maximum amount of any earnout or similar payment in connection therewith (whether or not actually earned)) is equal to or in excess of $10,000,000, Administrative Agent shall have the right to determine in its Permitted Discretion which Property so acquired shall be included in the Borrowing Base (subject to the provisions of the definitions of "Borrowing Base", "Eligible Credit Card Receivables", "Eligible Pharmacy Receivables", "Eligible Inventory" and "Eligible Pharmacy Scripts" and any other provisions of this Addendum and the other Loan Documents applicable to the computation and reporting of the Borrowing Base).  In connection with such determination, Administrative Agent may obtain, at Loan Parties' expense, such appraisals, field exams and other assessments of such assets as it may deem desirable and all such appraisals, field exams and other assessments shall be paid for by Loan Parties; provided that in no event shall the purchased Property be included in the Borrowing Base until Administrative Agent has completed applicable appraisals, field exams and other assessments in form and substance satisfactory to Administrative Agent with respect to such Property.  For the avoidance of doubt, such appraisals, field exams and other assessments shall be in addition to the appraisals, field exams and other assessments at Loan Parties' expense as set forth in Section 6.  After the occurrence of the Borrowing Base Trigger Event, in connection with any Acquisition (whether by purchase of Capital Stock, merger, or purchase of Property and whether in a single transaction or a series of transactions) by a Loan Party for which the aggregate amount of cash and non-cash consideration (including all cash and Indebtedness, including contingent obligations, incurred or assumed and the maximum amount of any earnout or similar payment in connection therewith (whether or not actually earned)) is less than $10,000,000, all Property so acquired shall be included in the Borrowing Base, subject to the provisions of the definitions of "Borrowing Base", "Eligible Credit Card Receivables", "Eligible Pharmacy Receivables", "Eligible Inventory" and "Eligible Pharmacy Scripts" and any other provisions of this Addendum and the other Loan Documents applicable to the computation and reporting of the Borrowing Base.

Section 14.                          Amendments.  Without the prior written consent of all Lenders (except a Defaulting Lender), no amendment or modification to this Addendum shall be effective that would increase the advance rates or amend the definition of "Borrowing Base" (or any defined term used in such definition) if the effect of such amendment is to increase borrowing availability.  This Section 14 does not confer any rights or benefits upon Loan Parties or any other Person, and no Loan Party shall have any standing to enforce this Section 14.

Section 15.                          Severability.  Wherever possible, each provision of this Addendum shall be interpreted in such manner as to be valid under Applicable Law.  To the extent any such provision is found to be invalid or unenforceable under Applicable Law in a given jurisdiction, then (a) such provision shall be ineffective only to such extent; (b) the remainder of such provision and the other provisions of this Addendum shall remain in full force and effect in such jurisdiction; and (c) such provision shall remain in full force and effect in any other jurisdiction.

Section 16.                           Cumulative Effect; Conflict of Terms. The parties acknowledge that different provisions of this Addendum may contain requirements, limitations, restrictions, or permissions relating to the same subject matter and, in such case, all of such provisions shall be deemed to be cumulative (rather than instead of one another) and must be satisfied or performed, as applicable. Except as otherwise provided in another Loan Document (by specific reference to the applicable provision of this Addendum), to the extent any provision contained in this Addendum conflicts directly with any provision in another Loan Document, then the provision in this Addendum shall control.

Section 17.                          Counterparts.  This Addendum and any amendments, waivers, or consents relating hereto may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute but one and the same instrument.

Section 18.                          Fax or Other Transmission.  Delivery by one or more parties hereto of an executed counterpart of this Addendum via facsimile, telecopy or other electronic method of transmission pursuant to which the signature of such party can be seen (including Adobe Corporation's Portable Document Format or PDF) shall have the same force and effect as the delivery of an original executed counterpart of this Addendum.  Any party delivering an executed counterpart of this Addendum by facsimile, telecopy or other electronic method of transmission shall also deliver an original executed counterpart, but the failure to do so shall not affect the validity, enforceability, or binding effect of this Addendum.

Section 19.                          Governing Law.  THIS ADDENDUM, UNLESS OTHERWISE SPECIFIED BY THE TERMS HEREOF OR UNLESS THE LAWS OF ANOTHER JURISDICTION MAY, BY REASON OF MANDATORY PROVISIONS OF LAW, GOVERN THE PERFECTION, PRIORITY, OR ENFORCEMENT OF SECURITY INTERESTS IN THE COLLATERAL, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF GEORGIA, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PRINCIPLES OR OTHER RULE OF LAW WHICH WOULD CAUSE THE APPLICATION OF THE LAW OF ANY JURISDICTION OTHER THAN THE LAWS OF THE STATE OF GEORGIA (BUT GIVING EFFECT TO FEDERAL LAWS RELATING TO NATIONAL BANKS).

Section 20.                          Submission to Jurisdiction.  EACH LOAN PARTY HEREBY CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF GEORGIA AND THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF GEORGIA, IN RESPECT OF ANY PROCEEDING, DISPUTE, OR LITIGATION BASED ON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS ADDENDUM OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTIONS OF ANY PARTY WITH RESPECT HERETO AND AGREES THAT ANY SUCH PROCEEDING, DISPUTE, OR LITIGATION MAY BE BROUGHT BY IT IN SUCH COURTS.  WITH RESPECT TO SUCH COURTS, EACH LOAN PARTY IRREVOCABLY WAIVES ALL CLAIMS, OBJECTIONS, AND DEFENSES IT MAY HAVE REGARDING PERSONAL OR SUBJECT MATTER JURISDICTION, VENUE, OR INCONVENIENT FORUM.  EACH PARTY HERETO WAIVES PERSONAL SERVICE OF PROCESS OF ANY AND ALL PROCESS SERVED UPON IT AND IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN THE CREDIT AGREEMENT, SUCH SERVICE TO BE EFFECTIVE AT THE TIME SUCH NOTICE WOULD BE DEEMED DELIVERED PURSUANT TO THE CREDIT AGREEMENT.  Nothing herein shall limit the right of Administrative Agent or any Lender to bring proceedings against any Loan Party in any other court, nor limit the right of any party to serve process in any other manner permitted by Applicable Law.  Nothing in this Addendum shall be deemed to preclude enforcement by Administrative Agent of any judgment or order obtained in any forum or jurisdiction.

Section 21.                          Waivers; Limitation on Damages; Limitation on Liability.

(a)            Waiver of Jury Trial.  TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH LOAN PARTY, BY EXECUTION HEREOF, KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS ADDENDUM OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTIONS OF ANY PARTY WITH RESPECT HERETO OR THERETO.  THIS PROVISION IS A MATERIAL INDUCEMENT TO ADMINISTRATIVE AGENT, LC ISSUER, AND LENDERS TO ENTER INTO AND ACCEPT THIS ADDENDUM.

(b)            Waiver of Certain Damages.  NO PARTY TO THIS ADDENDUM SHALL BE RESPONSIBLE OR LIABLE TO ANY OTHER PARTY TO THIS ADDENDUM OR ANY SUCCESSOR OR ASSIGNEE OF SUCH PERSON, OR ANY THIRD PARTY BENEFICIARY, OR ANY OTHER PERSON ASSERTING CLAIMS DERIVATIVELY THROUGH ANY SUCH PARTY, FOR INDIRECT, PUNITIVE, EXEMPLARY, SPECIAL, OR CONSEQUENTIAL DAMAGES AS A RESULT OF ANY TRANSACTION CONTEMPLATED HEREUNDER OR UNDER ANY OTHER LOAN DOCUMENT.

(c)            Acknowledgement of Waivers.  Each Loan Party has reviewed the foregoing waivers with its legal counsel and has knowingly and voluntarily waived its jury trial and other rights following consultation with legal counsel.  In the event of litigation, this Addendum may be filed as a written consent to a trial by the court.

Section 22.                           Time is of the Essence. Time is of the essence of this Addendum and the other Loan Documents.

Section 23.                          Amendment and Restatement.  Each of the parties hereto acknowledges and agrees that this Addendum is an amendment and restatement of the Addendum and intends that, by entering into and performing their respective obligations hereunder, this transaction shall not constitute a novation of or an accord and satisfaction of the Existing Addendum or the Credit Agreement.

[SIGNATURES ON FOLLOWING PAGES.]

IN WITNESS WHEREOF, this Addendum has been executed and delivered under seal as of the date set forth above.

BORROWERS:

FRED'S, INC., a Tennessee corporation,
as "Borrower Agent" and a "Borrower"

By:	/s/ Rick Hans
Name:	Rick Hans
Title:	Chief Financial Officer

[CORPORATE SEAL]

FRED'S STORES OF TENNESSEE, INC.,
a Tennessee corporation, as a "Borrower"

By:	/s/ Rick Hans
Name:	Rick Hans
Title:	Chief Financial Officer

[CORPORATE SEAL]

FRED'S DOLLAR STORE OF MCCOMB, INC.,
a Mississippi corporation, as a "Borrower"

By:	/s/ Rick Hans
Name:	Rick Hans
Title:	Chief Financial Officer

[CORPORATE SEAL]

FRED'S CAPITAL FINANCE INC.,
a Delaware corporation, as a "Borrower"

By:	/s/ Rick Hans
Name:	Rick Hans
Title:	Chief Financial Officer

[CORPORATE SEAL]

[Signatures continue on following pages.]

FRED'S CAPITAL MANAGEMENT COMPANY,
a Delaware corporation, as a "Borrower"

By:	/s/ Rick Hans
Name:	Rick Hans
Title:	Chief Financial Officer

[CORPORATE SEAL]

NATIONAL PHARMACEUTICAL NETWORK,
INC., a Florida corporation, as a "Borrower"

By:	/s/ Rick Hans
Name:	Rick Hans
Title:	Chief Financial Officer

[CORPORATE SEAL]

REEVES-SAIN DRUG STORE, INC.,
a Tennessee corporation, as a "Borrower"

By:	/s/ Rick Hans
Name:	Rick Hans
Title:	Chief Financial Officer

[CORPORATE SEAL]

[Signatures continue on following pages.]

ADMINISTRATIVE AGENT, LC ISSUER AND
LENDERS:

REGIONS BANK, an Alabama bank,
as "Administrative Agent", "Swingline Lender",
"LC Issuer" and a "Lender"

By:	/s/ Louis Alexander
Name:	Louis Alexander
Title:	Managing Director

[Signatures continue on following page.]

BANK OF AMERICA, N.A., a national banking
association, as a "Lender"

By:	/s/ Roger Malouf
Name:	Roger Malouf
Title:	Director